FOR IMMEDIATE RELEASE

Alexandria Real Estate Equities, Inc. Elects Ambassador James P. Cain to the
Company’s Board of Directors

PASADENA, Calif., December 8, 2015 – Alexandria Real Estate Equities, Inc. (NYSE:ARE), the largest and leading urban office REIT uniquely focused on collaborative science and technology campuses in AAA innovation cluster locations, announced today that the Company’s Board of Directors has elected Ambassador James P. Cain as an independent director. The Company’s Board of Directors has also appointed Ambassador Cain as a member of the Nominating and Governance Committee and the Science and Technology Committee. His term will run until the 2016 annual meeting of stockholders of the Company.

Ambassador Cain is the managing partner of Cain Global Partners, LLC, a company that provides a vital link between the developed and emerging markets of the world by utilizing its network of diplomatic, political and corporate resources. As a partner at Cain Global Partners, Ambassador Cain works with North American and European companies to expand their operations into international markets (such as Asia, Latin America, Eastern Europe and the Middle East), as well as to support economic development and public policy interests. Ambassador Cain’s career has spanned the fields of leadership, law, business, sports and international diplomacy and he has mastered the skills of building lasting relationships, as well as strong ecosystems. Ambassador Cain’s unique combination of expertise and passion for business and leadership has been instrumental in his role in developing the innovation cluster in Research Triangle Park. For 20 years, Ambassador Cain was a partner at the international law firm of Kilpatrick Townsend & Stockton LLP (formerly known as Kilpatrick Stockton), where he co-founded the firm’s Raleigh office in 1985. He continues to serve as counsel to the law firm of Kilpatrick Townsend & Stockton. In recognition of Ambassador Cain’s business and professional achievements, he was named “Business Leader of the Year” by Business Leader magazine and received the John B. Ross Leadership Award from the Greater Raleigh Convention and Visitors Bureau. Ambassador Cain has served in leadership positions for many civic and non-profit institutions and he received the National Outstanding Community Service Award from the American Diabetes Association in 2003.

From 2000 to 2002, Ambassador Cain served as the president and chief operating officer of the NHL Carolina Hurricanes and their parent company, Gale Force Holdings. Later, during his tenure as the U.S. Ambassador to Denmark, a position for which he was nominated by President George W. Bush on June 30, 2005 (to serve until January 2009), Ambassador Cain called upon not only his leadership and relationship-building skills, but also his experience from his time working with the Carolina Hurricanes. As Ambassador, he oversaw the 13 agencies of the American government that composed the U.S.

Embassy in Copenhagen, where he focused his energies on areas of national security, counter-terrorism, energy security, commerce and investment. He found his true passion in the area of public diplomacy, where he showcased the power of sports and entrepreneurship to bridge cultural differences and resolve conflict through his “American Spirit” initiative. This initiative included partnerships with the NFL, MLB, NBA, NHL, WTA, USGA, MLS and other major American sports leagues, and utilized sports as a diplomatic tool. Ambassador Cain also authored the best-selling book “The American: On Diplomacy, Democracy and Denmark.” In recognition of his work toward American and Danish relations, Ambassador Cain was awarded the Knighthood of the Grand Cross of the Order of the Dannebrog, the highest honor awarded to a foreigner, by Her Majesty Queen Margrethe II. He completed his Bachelor of Arts and Juris Doctor degrees from Wake Forest University.

“We are honored and pleased to welcome Ambassador Cain to our Board of Directors,” said Joel S. Marcus, founder, chief executive officer and chairman of Alexandria Real Estate Equities, Inc. “Ambassador Cain is an exceptional business leader with important experience in innovation cluster development. We believe Alexandria will greatly benefit from his unique leadership talent, expertise, experience, mentorship and counsel. Ambassador Cain’s dedication to economic development, through his work as Ambassador to Denmark and today at Cain Global Partners, will help strengthen our Board’s breadth of experience and expertise.”

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE:ARE) is the largest and leading urban office REIT uniquely focused on collaborative science and technology campuses in AAA innovation cluster locations with a total market capitalization of $10.8 billion as of September 30, 2015, and an asset base of 31.5 million square feet, including 19.9 million RSF of operating properties and development and redevelopment projects under construction, as well as an additional 11.6 million square feet of near-term and future ground-up development projects. Alexandria pioneered this niche in 1994 and has since established a dominant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle Park. Alexandria is known for its high-quality and diverse tenant base, with approximately 53% of total annualized base rent as of September 30, 2015, generated from investment-grade tenants – a REIT industry-leading percentage. Alexandria has a longstanding and proven track record of developing Class A assets clustered in urban science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. For more information, please visit www.are.com.
CONTACT: Joel S. Marcus, CEO, Alexandria Real Estate Equities, Inc., (626) 578-9693
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